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                                                                     EXHIBIT 5.1




February 13, 2004

Telex Communications, Inc.
Telex Communications International, Ltd.
12000 Portland Avenue South
Burnsville, Minnesota  55337

Ladies and Gentlemen:

         We have acted as counsel to Telex Communications, Inc., a Delaware corporation (the "Company"), and Telex Communications International, Ltd., a Delaware corporation ("International"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and International with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), relating to the issuance by the Company of $125 million aggregate principal amount of the Company's 11 1/2% Senior Notes due 2008 which are guaranteed by International (the "Exchange Securities"). The Exchange Securities will be issued under an Indenture dated as of November 19, 2003 (the "Indenture"), among the Company, International and BNY Midwest Trust Company, as Trustee and Collateral Agent. The Exchange Securities will be offered by the Company in exchange for $125 million aggregate principal amount of the Company's outstanding 11 1/2% Senior Notes due 2008.

         As such counsel, we have examined copies of the Certificate of Incorporation and By-Laws of the Company and International, each as amended to the date hereof, the Indenture, the Registration Statement, the Prospectus relating to the Exchange Securities which forms a part of the Registration Statement, and originals or copies of such corporate minutes, records, agreements and other instruments of the Company and International, certificates of public officials and other documents, and have made such examinations of law, as we have deemed necessary to form the basis for the opinion hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and International and others.

         Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York, and we do not purport to express any opinion herein concerning any law other than the laws of the State of New York, the Federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         Based upon the foregoing, we are of the opinion that when the applicable provisions of the Act and such "Blue Sky" or other securities laws as may be applicable shall have been



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February 13, 2004
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complied with, the Exchange Securities, when executed, authenticated, issued and delivered in accordance with the Indenture and as described in the Prospectus forming a part of the Registration Statement, will be legal, valid and binding obligations of the Company and International enforceable in accordance with their terms.

         The foregoing opinion is subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and we express no opinion with respect to the availability of equitable remedies.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,




STROOCK & STROOCK & LAVAN LLP